Exhibit 99.1

China Wind Systems, Inc. Receives ISO Certification for New Facility

Press Release
Source: China Wind Systems, Inc.
On Wednesday July 15, 2009, 7:00 am EDT

WUXI, China, July 15 /PRNewswire-Asia-FirstCall/ -- China Wind Systems, Inc. (OTC Bulletin Board: CWSI - News; "China Wind Systems" or the "Company"), a leading supplier of forged products and industrial equipment to the wind power and other industries in China, announced today that the Company received certification for the Company's new facility in Wuxi City by the International Organization for Standardization (ISO).

The certificate accredits China Wind Systems' quality management system as compliant with ISO9001:2008 and covers machining and related service of shaft-shaped forging, ring forging, tubular forging and component assembly. The certificate expires on June 24, 2012.

"We are very pleased to receive this certification, validating the high integrity of our quality management system," said Mr. Jianhua Wu, Chairman and CEO of China Wind Systems, Inc. "We believe this is another key milestone for the Company, as we strive to become a major player in the wind power industry, which requires us to meet exceptionally high quality standards. In the near future, we expect to receive the Level A Pressure Vessel Certificate from The General Administration of Quality Supervision, Inspection and Quarantine of the People's Republic China. We have also applied for certification from Germanischer Lloyd. As we receive these certifications, we anticipate gaining new customers and larger orders from existing customers, given our higher industry profile."

About China Wind Systems, Inc.

China Wind Systems supplies forged rolled rings to the wind power and other industries and industrial equipment to the textile and energy industries in China. With its newly finished state-of-the-art production facility, the Company is expected soon to significantly increase its shipment of high-precision rolled rings and other essential components primarily to the wind power and other industries. For more information on the Company, visit http://www.chinawindsystems.com .. Information on the Company's Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http://www.sec.gov ). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

    For more information, please contact:

    Company Contact:
     Mr. Leo Wang
     Chief Financial Officer
     China Wind Systems, Inc.
     Tel:     +1-877-224-6696 x705
     Email:   leo.wang@chinawindsystems.com
     Website: http://www.chinawindsystems.com

    Investor Relations Contact:
     Mr. Crocker Coulson
     President
     CCG Investor Relations
     Tel:     +1-646-213-1915 (NY Office)
     Email:   crocker.coulson@ccgir.com
     Website: http://www.ccgirasia.com